Exhibit (f)(1)(i)

PACIFIC SELECT FUND

TRUSTEES’ DEFERRED COMPENSATION PLAN

I.  ESTABLISHMENT OF THE PLAN

Effective January 1, 2006, Pacific Select Fund (the “Fund”), an open-end management investment company organized as a Massachusetts business trust, which effective June 30, 2016, is reorganized as a Delaware statutory trust, established the Fund’s Consolidated Trustees’ Deferred Compensation Plan (the “2006 Plan”) for the voluntary deferral of compensation by members of the Board of Trustees of the Fund who are not officers or employees of Pacific Life Insurance Company (“Pacific Life”) or any Subsidiary.

The 2006 Plan restated, amended and merged the Pacific Select Fund Amended and Restated Trustees’ Deferred Compensation Plan, effective January 1, 2005 (for amounts deferred before January 1, 2005) (the “2004 Plan”) and the Pacific Select Fund Trustees’ Deferred Compensation Plan, effective January 1, 2005 (for amounts deferred on or after January 1, 2005) (the “2005 Plan”).  The 2006 Plan was subsequently amended by Amendment No. 1 to the 2006 Plan, effective as of January 1, 2006.

Effective December 3, 2008, the Pacific Select Fund Trustees’ Deferred Compensation Plan (the “Plan”) restated, amended, consolidated and merged, in their entirety, the 2004 Plan, the 2005 Plan, the 2006 Plan and all amendments thereto.  Accordingly, this Plan applies to deferrals under the 2004 Plan, the 2005 Plan and the 2006 Plan.  This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

Effective July 2, 2010, the Plan was amended and restated to reflect the use of new share classes for certain Credit Rate Options that had been set forth in the Plan at that time.

Effective October 1, 2015, the Plan is amended and restated to:

(i)                                  reflect the elimination of the Pacific Life Funds Money Market Fund;

(ii)                              change the default fund noted in Section III (B)(1)(c)(iii) from the Pacific Funds Money Market Fund to the Pacific Funds Portfolio Optimization Conservative;

(iii)                          remove the specific listing of the Credit Rate Options in the main body of the Plan; and

(iv)                          clarify that this Plan is not intended to create any fiduciary relationships between the Trustees and the Fund or the Plan Administrator.

Effective June 30, 2016, the Plan is amended and restated to reflect the fact that Pacific Select Fund has redomiciled and reorganized from Massachusetts business trust a Delaware statutory trust.

Effective June 19, 2018, the Plan is amended and restated to change the default Credit Rate Option noted in Section II(B)(1)(c)(iii) from Pacific Funds Portfolio Optimization Conservative to Pacific Select Fund Portfolio Optimization Conservative.

II.   DEFINITIONS

For purposes of the Plan, the following definitions shall control:

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“Account” means the bookkeeping account established for each Trustee under Section V(A).  Each Account will consist of several Sub-Accounts (one Sub-Account for each calendar year a Trustee defers Compensation).

“Beneficiary” means the person, persons or trust designated by the Trustee in writing, as the Beneficiary of his or her Account under the Plan.   A Trustee shall have the right to change his or her Beneficiary designation by filing a new Designation of Beneficiary Form (Exhibit D hereto) with the Plan Administrator.  If the Trustee shall fail to designate a Beneficiary before death, the Trustee’s estate shall be the Beneficiary.

“Board” means the Board of Trustees of the Fund.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation” means all compensation to which a Trustee is entitled for services rendered to the Fund as a Trustee, except reimbursement for travel and business expenses.

“Controlled Group” means the Fund and any other entities considered a “single employer” along with the Fund in accordance with applicable Treasury guidance under Section 409A of the Code.

“Credit Rate Option” means the investment fund(s) and applicable share class(es) designated by the Trustee on the Credit Rate Options form for the purpose of determining the Performance Return.

“Disabled” or “Disability” means a Trustee (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan maintained by the Fund.

“Election” means a Trustee’s election to defer Compensation made and filed with the Plan Administrator in accordance with Section III.

“Grandfathered Sub-Account” means, with respect to any Trustee, a Sub-Account consisting of amounts earned and deferred in a calendar year before 2005 (and earnings thereon) (i.e., amounts deferred under the 2004 Plan).

“Non-Grandfathered Sub-Account” means, with respect to any Trustee, a Sub-Account consisting of amounts earned and deferred in a calendar year after 2004 (and earnings thereon) (i.e., amounts deferred under the 2005 Plan and this Plan).

“Pay-Out Option” means the manner in which an applicable Sub-Account is to be paid to a Trustee based on such Trustee’s designation on a Pay-Out Option Form (Exhibit B-1 hereto) or Change in Pay-Out Option Form (Exhibit B-2 or Exhibit B-3 hereto).

“Plan Administrator” means the Treasurer of the Fund, who shall serve as the administrator of the Plan.

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“Separation from Service” means the Trustee’s good-faith and complete termination of the Trustee’s service for the Fund.  No Separation from Service shall have occurred if the Trustee reasonably anticipates that he or she will provide future service to the Fund or any member of the Controlled Group as a director, trustee or employee.

“Subsidiary” means any corporation that is a subsidiary corporation of Pacific Life, within the meaning of section 424(f) of the Code.  The Fund shall not be considered a subsidiary of Pacific Life for purposes of the Plan.

“Trustee” means a member of the Board who is not an employee of Pacific Life or any Subsidiary thereof.

“Unforeseeable Emergency” means:  (1) a severe financial hardship to the Trustee resulting from an illness or accident affecting the Trustee, his or her spouse or his or her dependents, (2) the loss of  the Trustee’s property due to casualty or other similar extraordinary unforeseeable circumstances arising as a result of events beyond the Trustee’s control, or (3) such other event or circumstance that constitutes an unforeseeable emergency in accordance with applicable Treasury guidance under section 409A of the Code.

III.   PARTICIPATION

A.                    Deferral of Compensation.  Each Trustee’s Election must be irrevocable as to all amounts deferred in conformity therewith as of the first day of the calendar year to which such election applies or the date upon which a newly-elected Trustee’s Election is effective, as described below.  An Election to defer compensation must defer the pay-out of a designated amount of the Trustee’s annual Compensation, but not less than $1,000 of the Trustee’s annual Compensation.  Each Trustee will have a separate Sub-Account established for such Trustee’s deferrals for each year of participation in the Plan.

B.                     Election to Defer Compensation.

1.                        To defer Compensation for a given calendar year, a Trustee must complete the steps described in subparagraphs (a) (b) and (c) below prior to the deadline for electing to defer compensation as described in Section III (B)(2).

(a)                   Step One. Complete a new Participation Agreement (Exhibit A hereto).

(b)                  Step Two. Designate a Pay-Out Option as provided on the Pay-Out Option Form (Exhibit B-1 hereto).  Permissible Pay-Out Options consist of the following:

(i)                      A lump sum in any designated January within the ten (10) year period commencing one year after the last day of the year for which the Compensation was deferred; or

(ii)                  A lump sum in January of the year immediately following the year during which the Trustee experiences a Separation from Service; or

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(iii)              A lump sum in any designated January within the ten (10) year period commencing one year after the last day of the year for which the Compensation was deferred, or in January of the year following the year in which the Trustee experiences a Separation from Service, whichever is earlier; or

(iv)              Up to ten (10) annual installments commencing in January of the year immediately following the year in which the Trustee experiences a Separation from Service.

(c)                   Step Three.  Designate one or more Credit Rate Options for Compensation under the Designation of Credit Rate Options Form (the “Credit Rate Options Form”) (Exhibit C hereto), unless such Trustee previously filed a Credit Rate Options Form and does not want to modify the designations made on such form.  Additional information regarding Credit Rate Options follows.

(i)                      A Trustee may, from time to time, change the designated Credit Rate Options applicable to such Trustee’s Account.  Any selection of Credit Rate Options shall apply to all of such Trustee’s Sub-Accounts.  The designated Credit Rate Options shall remain effective for all future amounts deferred under the Plan until the Trustee changes his or her designated Credit Rate Options by completing a new Credit Rate Options Form and filing it with the Plan Administrator.  The new designation of Credit Rate Options shall apply to the entire outstanding balance in the Trustee’s Account (all Sub-Accounts) attributable to deferred Compensation and to prospective deferred  Compensation amounts (i.e., it “rebalances” the Trustee’s entire Account to reflect the newly designated Credit Rate Options), and shall take effect based on the date and time the properly completed Credit Rate Options Form is received by the Plan Administrator.  The Plan Administrator may impose a limit on the number of changes permitted.

(ii)                  The Plan Administrator shall credit a Performance Return to the balance of each Trustee’s Account as of the first day of each calendar quarter in an amount equal to the Performance Return of the Credit Rate Options in effect for that preceding calendar quarter.

(iii)              Each Credit Rate Option available under the Plan is listed on the Credit Rate Options Form (Exhibit C hereto).  The Credit Rate Options Form may be amended by the Plan Administrator from time to time to reflect the addition or elimination of, or any limitations with respect to, available Credit Rate Options and (or other changes) applicable share classes.  The Plan Administrator will notify Trustees who have deferred Compensation allocated to a Credit Rate Option that becomes unavailable during the deferral period.  Upon receipt of such notice, Trustees may complete a new Credit Rate Options Form designating a new Credit Rate Option with respect to amounts allocated to the unavailable Credit Rate Option.  The new Credit Rate Options Form

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executed pursuant to this Section will take effect on the next business day following receipt of the new Credit Rate Options Form by the Plan Administrator, notwithstanding the provisions of Section III(B)(1)(c)(i).  If no new Credit Rate Options Form is received by the Plan Administrator before the Credit Rate Option is terminated, then, upon the termination of that Credit Rate Option, any deferred Compensation associated with such Credit Rate Option, and any percentage allocated to such terminated Credit Rate Option, shall be moved to and deemed an allocation to the Pacific Select Fund Portfolio Optimization Conservative.

2.                        Deadline for Electing to Defer Compensation.  To defer Compensation for a given calendar year or portion thereof (in the case of a newly-elected Trustee), a Trustee must satisfy the requirements of Section III(B)(1) prior to the later of:

(a)                   The last day of the year preceding the calendar year for which such deferral will be effective; or

(b)                  The day that is 30 days after such Trustee is first elected a Trustee.  An Election to defer compensation made within 30 days of such Trustee’s becoming a Trustee shall take effect from the later of the date designated in the Election or the date the Election is received by the Plan Administrator.

C.                    Change in Pay-Out Option.  A Trustee may alter the Pay-Out Option applicable to any one of a Trustee’s Sub-Accounts pursuant to this Section III (C), provided that such altered Pay-Out Option must apply to the entire balance of such Trustee’s Sub-Account and must satisfy the conditions to altering Pay-Out Options described in Section III (C)(3) below.

1.                        Non-Grandfathered Sub-Accounts.  A Trustee may alter the Pay-Out Option with respect to a Non-Grandfathered Sub-Account by completing and submitting a Change in Pay-Out Option Form (Exhibit B-2 hereto).  Permissible altered Pay-Out Options for Non-Grandfathered Sub-Accounts consist of the following:

(a)                   A lump sum in any designated January no earlier than five (5) years following the date distribution of the Sub-Account would have commenced under the immediately prior effective Election; or

(b)                  Up to ten (10) annual installments commencing in any designated January which occurs no earlier than five (5) years following the date distribution of the Sub-Account would have commenced under the immediately prior effective Election.

2.                        Grandfathered Sub-Accounts.  A Trustee may alter the Pay-Out Option with respect to a Grandfathered Sub-Account by completing and submitting a new Change in Pay-Out Option Form (Exhibit B-3 hereto).  Permissible altered Pay-Out Options for Grandfathered Sub-Accounts consist of the following:

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(a)                   A lump sum in any designated January within the ten (10) year period commencing one year after the last day of the year for which the Compensation was deferred; or

(b)                  A lump sum in January of the year immediately following the year during which the Trustee experiences a Separation from Service; or

(c)                   A lump sum in any designated January within the ten (10) year period commencing one year after the last day of the year for which the Compensation was deferred, or in January of the year following the year in which the Trustee experiences a Separation from Service, whichever is earlier; or

(d)                 Up to ten (10) annual installments commencing in January of the year immediately following the year in which the Trustee experiences a Separation from Service.

3.                        Conditions to Altering Pay-Out Options.

(a)                   Non-Grandfathered Sub-Accounts.  Any attempt to alter the Pay-Out Option with respect to a Non-Grandfathered Sub-Account must satisfy the conditions of this paragraph (a) or will be disregarded for purposes of such Sub-Account:

(i)                      Any change in Pay-Out Option may not be made less than 12 months before the date distribution of the applicable Sub-Account would have begun under the immediately prior designated Pay-Out Option;

(ii)                  Any change in Pay-Out Option may not take effect for at least 12 months following the date such change is made;

(iii)              Any change in Pay-Out Option may not permit distribution of the Sub-Account to which such change relates earlier than 5 years following the date such Sub-Account would have been distributed under the immediately prior designated Pay-Out Option; and

(iv)              No change in Pay-Out Option may accelerate the distribution of any Sub-Account.

(b)                  Grandfathered Sub-Accounts.  Any attempt to alter the Pay-Out Option with respect to a Grandfathered Sub-Account must satisfy the following condition or will be disregarded for purposes of such Sub-Account:  any change in Pay-Out Option may not be made less than 6 months before the date distribution of the applicable Sub-Account would have begun under the immediately prior effective designated Pay-Out Option.

D.                    Beneficiary Designations.  Each Trustee may designate a Beneficiary to receive pay-out of the Trustee’s Account (including all Sub-Accounts) upon his or her death by completing and submitting a Designation of Beneficiary Form (Exhibit D hereto).  A Trustee may change such Beneficiary designation from time to time by completing and

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submitting a new Designation of Beneficiary Form.  If a Trustee dies and has not designated a Beneficiary, then the balance of such Trustee’s Account shall be paid to the Trustee’s estate as provided in Section IV of this Plan.

IV.   ADDITIONAL RULES REGARDING PAY-OUT OF TRUSTEE ACCOUNTS

Notwithstanding a Trustee’s designation of a Pay-Out Option with respect to a Sub-Account, the following provisions of this Section IV shall govern the Pay-Out of such Sub-Account, if applicable.

A.                    Pay-Out Following Death.  If the Trustee dies while serving as Trustee or following such Trustee’s Separation from Service, a pay-out of the balance of the Trustee’s Account, if any, as of the first day of the calendar quarter in which the Trustee dies, shall be made in a lump sum to the Trustee’s Beneficiary.  Such pay-out shall be made by the Fund within a reasonable time following receipt of notice of the Trustee’s death, but in no event later than 90 days following such Trustee’s death.

B.                     Pay-Out upon Disability, Non-Grandfathered Sub-Account.  With respect to all Non-Grandfathered Sub-Accounts only, if the Trustee becomes Disabled while serving as Trustee, a pay-out of the balance of the Trustee’s Non-Grandfathered Sub-Accounts, if any, as of the first day of the calendar quarter in which such Disability occurs, shall be made in a lump sum to the Trustee.  Such pay-out shall be made by the Fund within a reasonable time following the Trustee’s Disability, but in no event later than 90 days following such Trustee’s Disability.  The Trustee will be required to provide such information and evidence as the Plan Administrator may require in order to substantiate Disability in accordance with the terms of this plan.

C.                    Pay-Out upon Unforeseeable Emergency, Non-Grandfathered Sub-Account.  With respect to any Non-Grandfathered Sub-Account only, if the Trustee has an Unforeseeable Emergency, then, notwithstanding anything in the Plan to the contrary, upon application to the Board in the form and manner determined by the Board such Trustee may receive a distribution from his or her Non-Grandfathered Sub-Accounts in an amount not to exceed the amount necessary to satisfy the Unforeseeable Emergency plus any taxes payable as a result of such distribution.  The Trustee will be required to provide evidence sufficient in the Board’s discretion to substantiate the Unforeseeable Emergency.  The members of the Board (except the Trustee, if applicable) have sole and absolute discretion in determining whether a Trustee has experienced an Unforeseeable Emergency and in determining the amount of the distribution.

V.   ACCOUNTS

A.                    Establishment of Accounts.  The Plan Administrator shall credit the amount of Compensation deferred by a Trustee to the Trustee’s Account at the time it would, but for the Trustee’s Election, have been payable to the Trustee.  The Accounts shall be credited or charged during the deferral period with performance returns, which include reinvestment of all dividend and capital gain distributions (together the “Performance Return”), based on the performance of the designated Credit Rate Options. The Performance Return for deferred Compensation shall be based on the performance of the Credit Rate Option(s) designated by the Trustee, in accordance with Section III(B)(1)(c).

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The Plan Administrator shall render a quarterly statement showing deferred Compensation Performance Return in accordance with Section III(B)(1)(c).

B.                     No Secured Interest.  The obligations of the Fund or any of its portfolios under the Plan shall constitute an unfunded and unsecured promise by the Fund to satisfy such obligations.  The designation of an Account in the name of any Trustee shall be for bookkeeping purposes only and shall not create an obligation for the Fund or any of its portfolios on behalf of the Trustee to fund any obligations under the Plan.  Any assets which the Fund or any of its portfolios may set aside to meet its liabilities under the Plan shall remain general assets of the Fund and the pertinent portfolio subject to the claims of its creditors.

C.                    Trustee’s Acknowledgment.  A Trustee, by executing an Election, acknowledges that neither the Trustee nor his or her Beneficiary has any special or beneficial interest in any asset of the Fund or any of its portfolios.

VI.   AMENDMENT, SUSPENSION OR TERMINATION

The Board shall have the right at any time, at its sole discretion, to amend, suspend or terminate the Plan, provided that no such amendment, suspension or termination shall adversely affect the right of a Trustee to receive the amount already credited to his or her Account.

VII.   PLAN ADMINISTRATOR AND CLAIMS PROCEDURE

A.                    Claim for Benefits.  Benefits shall be paid in accordance with the provisions of this Plan.  The Trustee or Beneficiary, as applicable, shall make a written request to the Plan Administrator for the benefits provided under the Plan, on a form provided by the Plan Administrator.

B.                     Interpretation of Plan.  The Board shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration.  Interpretations of and determinations related to the Plan made by the Board in good faith, including any determinations of the amounts of accruals, shall be conclusive and binding upon all parties, and neither the Board nor the Fund shall incur any liability to a Trustee or Beneficiary for any such interpretation or determination so made or for any other good faith action taken by it in connection with the Plan.

VIII.     NO FIDUCIARY RESPONSIBILITY

Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Fund or the Administrator, or their respective officers, directors or trustees, on the one hand, and any Trustee or his or her beneficiary, on the other hand.

IX.       ASSIGNABILITY

No benefit under the Plan shall be subject to any sale, transfer, assignment, pledge, collateralization or attachment.

X.   GOVERNING LAW

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The Plan shall be governed by the laws of the State of California.  A Trustee or Beneficiary shall have recourse only against the Fund for enforcement of the terms of the Plan.  The terms of the Plan shall be binding upon the Trustee, his or her Beneficiary and the successors and assigns of the Fund.

XI.   FUND OBLIGATION

A copy of the Fund’s Agreement and Declaration of Trust (“Trust Agreement”) is on file with the Secretary of the State of Delaware and notice is hereby given that the Trust Agreement has been executed on behalf of the Fund by a Trustee of the Fund in his or her capacity as Trustee and not individually.  The obligations of the Plan shall only be binding upon the assets and property of the Fund and shall not be binding upon any Trustee, officer or shareholder of the Fund individually.

Effective Date: June 19, 2018

PACIFIC SELECT FUND			Witnessed by:

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary

Date: June 19, 2018			Date: June 19, 2018

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